Exhibit 10.2

PROMISSORY NOTE

$166,473.00
Dated: August 24, 2020

FOR VALUE RECEIVED, INFINITE GROUP, INC., a corporation with offices at 175 Sully’s Trail, Suite 202, Pittsford, NY 14534 (the “Borrower”), hereby promises to pay to Dr. Allan Robbins, an individual residing at XXXXXXXXXXX, Webster, NY 14580, (the “Lender”), the principal sum of One hundred sixty six thousand four hundred and seventy three Dollars ($166,473.00), plus interest at the annual rate of 6 percent (6%), The interest only payments are due bi-annually. First payment to be made on February 24th, 2022 and every six (6) months thereafter until the note is retired.

Term:
The term of this balloon note is forty-eight (48) months, due August 24, 2024.

Borrower shall have the right, at its option and without prior notice to Lender, and without penalty, to prepay all or any part of the outstanding principal amount of this Note at any time.

Upon the occurrence of any of the following events of default, the entire indebtedness evidenced by this Note, including expenses of collection, shall immediately become due and payable without further notice, presentation or demand:

(i) The failure to pay an installment within ten (10) days of its due date following the Lender’s written notice of default and demand;

(ii) The bankruptcy of Borrower or the filing by Borrower of a voluntary petition under any provision of the bankruptcy laws; the institution of bankruptcy proceedings in any form against Borrower which shall be consented to or permitted to remain undismissed or unstayed for ninety (90) days; or the making by Borrower of an assignment for the benefit of creditors;

(iii) The taking of any judgment against Borrower, which judgment is not paid in accordance with its terms, satisfied, discharged, stayed or bonded within ninety (90) days from the entry thereof; or

(iv) The assignment of this Note by Borrower, provided, however, that Borrower may assign this Note to any person or entity that controls, is controlled by or is under common control with, Borrower.

No failure on the part of Lender to exercise, and no delay in exercising, any of the rights provided for herein, shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right preclude any other or future exercise thereof or the exercise of any other right.

Lender shall not, without the express prior written consent of Borrower, assign, sell, gift or otherwise transfer this Note to any third party, provided, however, that Lender may assign this Note to any person or entity that controls, is controlled by or is under common control with, Lender without the prior consent of Borrower.

This note and agreement shall be interpreted and construed according to, and governed by, the laws of the State of New York, excluding any laws that might direct the application of the laws of another jurisdiction. All actions or suits in law or equity arising out of or related to this Note and Agreement shall be litigated in Supreme Court Monroe County, New York and shall not be removed.

                             Borrower agrees to pay all costs and expenses incurred by Lender in enforcing this Note, including without limitation all reasonable attorneys fees and expenses incurred by Lender.

                      Borrower agrees to pay all costs and expenses incurred by Lender in enforcing this Note, including without limitation all reasonable attorneys fees and expenses incurred by Lender.

IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered as of the date set forth above.

INFINITE GROUP, INC.

By:__/s/ James A. Villa____________________
    James A. Villa, CEO